                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      COLUMBIA/HCA HEALTHCARE CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                      COLUMBIA/HCA HEALTHCARE CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1996

  Notice is hereby given that the Annual Meeting of Stockholders of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices at One Park Plaza, Nashville, Tennessee, on Thursday, May 9, 1996 at 1:30 p.m., Central Daylight Time, for the follow-ing purposes:

    (1) To elect three directors to serve until the Annual Meeting of Stock-holders in 1999, or until their successors shall have been duly elected and qualified;

    (2) To consider and approve an amendment to the Columbia Hospital Corpo-ration 1992 Stock and Incentive Plan which would increase the number of au-thorized shares thereunder from 20,000,000 shares to 40,000,000 shares, and certain other amendments; and

    (3) To transact such other business as may properly come before the meet-ing.

  Stockholders of record at the close of business on March 15, 1996, are enti-tled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for ex-amination by any stockholder at the Company's executive offices, during ordi-nary business hours, for a period of at least ten days prior to the Annual Meeting.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING RE-PLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                           /s/ John M. Franck II

                                               John M. Franck II
                                                   Secretary

Nashville, Tennessee
April 3, 1996

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1996

                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors (the "Board") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Compa-ny"), for use at the Annual Meeting of Stockholders of the Company (the "An-nual Meeting") to be held on the date, at the time and place and for the pur-poses set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at One Park Plaza, Nash-ville, Tennessee 37203, and its telephone number is (615) 327-9551. Stockhold-ers of record at the close of business on March 15, 1996 are entitled to no-tice of and to vote at the Annual Meeting. This Proxy Statement and the accom-panying proxy are first being mailed to stockholders on or about April 3, 1996.

                              THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

  On March 15, 1996, there were 433,354,931 shares of the Company's voting common stock, $.01 par value (the "Common Stock"), issued and outstanding which were held by approximately 18,900 holders of record. Each share of Com-mon Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Common Stock is the only class of capital stock of the Company having general voting rights.

  The presence in person or by proxy of the holders of a majority of the out-standing shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, will be necessary (a) to approve the amendments to the Columbia Hospital Corporation 1992 Stock and Incentive Plan (the "1992 Plan") and (b) for the taking of all other actions which may properly come before the Annual Meeting.

PROXIES AND PROXY SOLICITATION

  All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted "For" (a) the election of each nominee named below under "Election of Directors" and (b) the approval of the amendments to the 1992 Plan. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Any stockholder present (including broker non-votes) at the Annual Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an abstention (or broker non-vote) has the same effect as a vote against the proposal. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submis-sion of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

  The cost of soliciting proxies will be borne by the Company. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been re-tained by the Company to assist in the solicitation at a cost of approximately $8,500, plus out-of-pocket expenses. Certain directors, officers and other em-ployees of the Company, not specially employed for this purpose, may also so-licit proxies, without additional remuneration therefor, by personal inter-view, mail, telephone, facsimile or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the ben-eficial owners of shares of the Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of March 15, 1996, certain information concerning shares of the Common Stock held by (a) each stockholder owning ben-eficially at least 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) each executive officer of the Company named in the "Summary Compensation Table" and (d) all directors and executive officers of the Company as a group.

                                                         NUMBER OF
         NAME OF INDIVIDUAL OR NUMBER IN GROUP          SHARES(1)(2)      PERCENT
         -------------------------------------          ------------      -------
The Columbia/HCA Healthcare Corporation Stock Bonus
 Plan..................................................  23,904,920(3)      5.5
FMR Corp. and Edward C. Johnson 3d.....................  34,277,218(3)(4)   7.9
Magdalena Averhoff, M.D................................       6,289(5)       *
Thomas F. Frist, Jr., M.D. ............................  11,656,601(6)      2.7
Charles J. Kane........................................      83,243(7)       *
Sr. Judith Ann Karam, CSA, R.Ph........................           0          *
John W. Landrum........................................     185,147(8)       *
T. Michael Long........................................     947,451(9)       *
Donald S. MacNaughton..................................     245,117(10)      *
R. Clayton McWhorter...................................     696,854          *
Rodman W. Moorhead, III................................      11,373(11)      *
Carl E. Reichardt......................................     109,867(12)      *
Frank S. Royal, M.D....................................      76,509(13)      *
Richard L. Scott.......................................   6,225,761(14)     1.4
Robert D. Walter.......................................      33,164(15)      *
William T. Young.......................................     698,957(16)      *
Donald E. Steen........................................     159,159(17)      *
David T. Vandewater....................................     339,946(18)      *
  All directors and executive officers as a group (30
   persons)............................................  22,915,928(19)     5.3

- --------
  * Less than one percent.
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of cer-tain persons in shares held by family members in their own right.
 (2) Each named person or group is deemed to be the beneficial owner of secu-rities which may be acquired within 60 days through the exercise or con-version of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares is-suable upon conversion of convertible securities or upon exercise of op-tions (including employee stock options) held by such person or group.
 (3) The addresses of the persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock are as follows: The Columbia/HCA Healthcare Corporation Stock Bonus Plan--One Park Plaza, Nashville, Tennessee 37203; and FMR Corp. and Edward C. John-son 3d--82 Devonshire Street, Boston, Massachusetts 02109.
 (4) Based on a Schedule 13G jointly filed by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson"), Chairman of FMR, Abigail P. Johnson, a direc-tor of FMR and Fidelity Management & Research Company ("Fidelity Manage-ment") on February 14, 1996. The 34,277,218 shares of the Common Stock shown as beneficially owned by FMR as of December 31, 1995 include (i) 31,015,116 shares beneficially owned by Fidelity Management, a wholly-owned subsidiary of FMR, as an investment adviser to various registered investment companies that own such shares (the "Fidelity Funds"), (ii) 3,075,577 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR, as a result of serving as investment manager of institutional accounts, (iii) 46,208 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a member of his family and (iv) 161,425 shares beneficially owned by Fidelity International Limited ("Fidelity International"), an investment adviser of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR. Accord-ing to the Schedule 13G, (a) FMR and Mr. Johnson each has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds, (b) FMR and Mr. Johnson each has sole investment power over certain of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional ac-counts managed by Fidelity Trust and (c) Mr. Johnson has sole voting and investment power over certain of, has shared voting and investment power over certain of, and has no voting or investment power over the remainder of, the shares owned directly by him or in family trusts.
 (5) Includes 6,289 shares issuable upon exercise of options.
 (6) Includes 26,250 shares issuable upon exercise of options. Includes 2,790,608 shares with respect to which Dr. Frist has sole voting and in-vestment power, 7,768,723 shares with respect to which Dr. Frist has shared voting and investment power and 1,071,020 shares held by a trust of which he is an income beneficiary but holds no voting or investment power.
 (7) Includes 2,603 shares issuable upon exercise of options.
 (8) Includes 1,289 shares issuable upon exercise of options.
 (9) Includes 400,000 shares issuable upon exercise of a warrant issued to, and 541,162 shares which are held by, The 1818 Fund, L.P. Mr. Long is a co-manager of The 1818 Fund, L.P. and disclaims beneficial ownership of such shares. Also includes 6,289 shares issuable upon exercise of op-tions.
(10) Includes 1,805 shares issuable upon exercise of options.
(11) Includes 4,289 shares issuable upon exercise of options.
(12) Includes 2,603 shares issuable upon exercise of options.
(13) Includes 2,603 shares issuable upon exercise of options.
(14) Includes 147,500 shares issuable upon exercise of options. Mr. Scott has shared voting and investment power with respect to 79,761 shares held by a charitable foundation.
(15) Includes 4,289 shares issuable upon exercise of options.
(16) Includes 4,289 shares issuable upon exercise of options. Includes 635,446 shares with respect to which Mr. Young has sole voting and investment power and 59,222 shares with respect to which Mr. Young has shared voting and investment power. Excludes 81,993 shares held by educational and other non-profit institutions of which Mr. Young serves as a member of the governing boards.
(17) Includes 127,743 shares issuable upon exercise of options.
(18) Includes 114,584 shares issuable upon exercise of options, 65,812 shares of which Mr. Vandewater is trustee and has sole voting and investment power and 16,438 shares held by a charitable foundation in which Mr. Vandewater has shared voting and investment power.
(19) Includes shares issuable upon exercise of options to purchase 1,067,531 shares of Common Stock and 400,000 shares issuable upon exercise of a warrant.

                             ELECTION OF DIRECTORS

  In accordance with the Restated Certificate of Incorporation of the Company, directors of the Company are divided into three classes, such classes being as nearly equal in number as possible. The term of office of each class is three years. The Board of Directors is presently comprised of 16 members, consisting of five members whose term of office expires in 1996 (Class III Directors), six members whose term of office expires in 1997 (Class I Directors) and five members whose term of office expires in 1998 (Class II Directors). The Board of Directors, after discussing the matter at two meetings, determined that a reduction in the size of the Board would be appropriate. Therefore, the Nomi-nating Committee selected three nominees for election as Class III Directors.
J. David Grissom, Richard W. Hanselman and Carl F. Pollard, current directors of the Company, will not be standing for re-election. In addition, as dis-cussed below, Charles J. Kane and John W. Landrum each have agreed to resign effective June 30, 1996.

  At the Annual Meeting it is proposed that the nominees listed below be elected as Class III members of the Board of Directors. Each such director shall be elected to serve in such capacity until the Annual Meeting of Stock-holders in 1999 or until his or her respective successor is duly elected and qualified.

INFORMATION CONCERNING DIRECTORS

  Information concerning the three nominees proposed by the Board of Directors for election as Class III Directors along with information concerning the present Class I and Class II Directors, whose terms of office will continue after the Annual Meeting, is set forth below.

  In the event that any of the named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his or her stead of such person as the Nominating Committee may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                         PRINCIPAL OCCUPATION AND   DIRECTOR
                NAME                 AGE OFFICES WITH THE COMPANY    SINCE
                ----                 --- ------------------------   --------
                                  NOMINEES
                    CLASS III--PRESENT TERM EXPIRES 1996
 Thomas F. Frist, Jr., M.D..........  57 Vice Chairman of the          1994
                                          Board, Columbia/HCA
                                          Healthcare Corporation
 Sister Judith Ann Karam, CSA, R.Ph.  49 Major Superior, Sisters    Nominee
                                          of Charity of St.
                                          Augustine
 Richard L. Scott...................  43 President and Chief           1990
                                          Executive Officer,
                                          Columbia/HCA
                                          Healthcare Corporation

                                     PRINCIPAL OCCUPATION AND       DIRECTOR
            NAME            AGE      OFFICES WITH THE COMPANY        SINCE
            ----            ---      ------------------------       --------
                       DIRECTORS CONTINUING IN OFFICE
                     CLASS I--PRESENT TERM EXPIRES 1997
 Magdalena Averhoff, M.D. .  45 Practicing Physician                  1992
 Charles J. Kane...........  76 Retired Chairman of the Board,        1994
                                 Third National Corporation
 John W. Landrum...........  74 Owner, Springlake Farms               1993
 R. Clayton McWhorter......  62 Chairman of the Board,                1995
                                 Columbia/HCA Healthcare
                                 Corporation
 Frank S. Royal, M.D.......  56 Practicing Physician                  1994
 Robert D. Walter..........  50 Chairman of the Board and Chief       1993
                                 Executive Officer, Cardinal
                                 Health, Inc.
                    CLASS II--PRESENT TERM EXPIRES 1998
 T. Michael Long...........  52 Partner, Brown Brothers Harriman      1991
                                 & Co.
 Donald S. MacNaughton.....  78 Retired Chairman of the Executive     1995
                                 Committee, Healthtrust, Inc.
 Rodman W. Moorhead, III...  52 Senior Managing Director, E. M.       1993
                                 Warburg, Pincus & Co., Inc.
 Carl E. Reichardt.........  64 Retired Chairman of the Board and     1994
                                 Chief Executive Officer, Wells
                                 Fargo & Company
 William T. Young..........  78 Chairman of the Board, W. T.          1993
                                 Young, Inc.

  Magdalena Averhoff, M.D. is a physician specializing in gastroenterology practicing in Miami, Florida. Dr. Averhoff has practiced medicine in Miami for more than five years.

  Thomas F. Frist, Jr., M.D. has been Vice Chairman of the Board of the Com-pany since April 1995. From February 1994 to April 1995, he was Chairman of the Board of the Company. Dr. Frist was Chairman of the Board, President and Chief Executive Officer of HCA-Hospital Corporation of America ("HCA") from September 1987 to February 1994. Dr. Frist, a founder of the predecessor of HCA, was previously Chairman and Chief Executive Officer of such predecessor from August 1985 until September 1987, and in September 1987 he was also named President. Dr. Frist is past Chairman of the Board of Governors of United Way of America, is a member of the Board of Trustees of Vanderbilt University and is Chairman of the HCA Foundation Board.

  Charles J. Kane is the retired Chairman of the Board of Third National Cor-poration (a bank holding company) and was the Senior Chairman and Chief Execu-tive Officer of Third National Bank in Nashville from 1983 until 1985 and President and Chief Executive Officer of Third National Bank in Nashville from 1975 to 1983. Mr. Kane is an emeritus director of Third National Bank in Nash-ville and of American General Corporation.

  Sister Judith Ann Karam, CSA, R. Ph. has been Major Superior of the Sisters of Charity of St. Augustine since August 1993. From 1989 to August 1993, she served on the Congregational leadership team as Councilor for Temporal Affairs and Treasurer. She was also Project Director for Regina Health Center, a skilled nursing and assisted living facility which opened in July 1993. Sister Karam has a background in hospital administration and is a fellow in the Amer-ican College of Healthcare Executives.

  John W. Landrum is the owner of Springlake Farms, a farm operations and real estate management company in Harrodsburg, Kentucky.

  T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm, where he has been employed for more than five years. Mr. Long is also a director of Ekco Group, Inc., Neuvo Energy Company and Gulf Canada Re-sources, Ltd.

  Donald S. MacNaughton served as Chairman of the Executive Committee of Healthtrust, Inc.--The Hospital Company ("Healthtrust") from 1987 to April 1995. He retired as an employee of Healthtrust in 1991. Mr. MacNaughton joined Hospital Corporation of America (HCA's predecessor) in 1978 as Chairman and Chief Executive Officer. He continued to serve as Chief Executive Officer of Hospital Corporation of America until 1982, Chairman of the Board until 1985 and as Chairman of the Executive Committee until 1987. Prior to 1978, Mr. Mac-Naughton was Chairman and Chief Executive Officer of The Prudential Insurance Company of America, where he served in various management capacities for 23 years, including nine years as Chairman and Chief Executive Officer. Mr. Mac-Naughton is a member of The Business Council and a member of the Board of Di-rectors of Financial Securities Advisors, Inc.

  R. Clayton McWhorter has been Chairman of the Board of the Company since April 1995. Mr. McWhorter intends to resign as Chairman following the Annual Meeting. Mr. McWhorter was Chairman and Chief Executive Officer of Healthtrust from 1987 to April 1995 and was President of Healthtrust from 1991 to April 1995. Mr. McWhorter served as President and Chief Operating Officer of Hospi-tal Corporation of America (HCA's predecessor) from 1985 to 1987, and as a Di-rector of Hospital Corporation of America from 1983 to 1987. Mr. McWhorter is a director of SunTrust Bank in Nashville and Ingram Industries, Inc. and is a member of the Board of the Foundation for State Legislatures. He is past Pres-ident and Chairman of the Federation of American Health Systems, a past member of the Board of Trustees of the American Hospital Association, and a past Trustee of the Committee for Economic Development.

  Rodman W. Moorhead, III has been employed since 1973 by E.M. Warburg, Pincus & Co., Inc., a specialized financial services firm, where he currently serves as Senior Managing Director. He is also a director of Cambridge NeuroScience, Inc., Nexstar, Inc., and Value Health, Inc.

  Carl E. Reichardt served as the Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (a bank holding company) and of its subsidi-ary, Wells Fargo Bank, N.A. from 1983 to December 1994. Mr. Reichardt is cur-rently a director of Wells Fargo & Company, ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, which is the managing general partner of the Newhall Land & Farming Company (a California limited partnership), Pacific Gas & Electric Co., McKesson Corporation and SunAmerica, Inc.

  Frank S. Royal, M.D. has been a practicing physician in Richmond, Virginia for over 20 years. He is Past President/Former Board Chairman of the National Medical Association. He also serves as a member of the Boards of Directors of Crestar Financial Corporation (a bank holding company), Chesapeake Corpora-tion, CSX Corporation and Dominion Resources and is on the Boards of Trustees of Meharry Medical College (Chairman of the Board), Virginia Union University (Chairman of the Board) and Richmond Metropolitan YMCA.

  Richard L. Scott has been President and Chief Executive Officer of the Com-pany since September 1993. Mr. Scott will assume the role of Chairman of the Board following the Annual Meeting. Mr. Scott was Chairman of the Board and Chief Executive Officer of the Company or its predecessor entities from Octo-ber 1987 until September 1, 1993. Mr. Scott was a founder of the

Company and its predecessor entities. Mr. Scott serves on the Board of Direc-tors of Banc One Corporation.

  Robert D. Walter is Chairman of the Board and Chief Executive Officer of Cardinal Health, Inc., a pharmaceutical distribution company, where he has been employed for more than five years. Mr. Walter serves on the Board of Di-rectors of Banc One Corporation and Westinghouse Electric Corporation.

  William T. Young is Chairman of the Board of W.T. Young, Inc., Lexington, Kentucky, an investment holding company and owner of Overbrook Farm, a thor-oughbred horse racing and breeding operation. He is former Chairman of Royal Crown Cola Company, and former director and chairman of the Executive Commit-tee of Humana Inc. Mr. Young is Chairman of Transylvania University and is Chairman of Shakertown at Pleasant Hill Kentucky, Inc.

  The Board of Directors of the Company has adopted a mandatory retirement policy for members of the Company's Board of Directors, with the policy being effective as of July 1, 1994. Pursuant to the policy, no person may be nomi-nated to a term of office on the Board of Directors if he or she has attained the age of 70 before the first day of the proposed term of office. The policy does not apply to certain present directors of the Company. Donald S. Mac-Naughton and William T. Young have been "grandfathered" from the provision. Charles J. Kane and John W. Landrum each have agreed to resign effective June 30, 1996. The Board of Directors will then have the power under the Company's Restated Certificate of Incorporation to appoint successors to fill out the remainder of Messrs. Kane and Landrum's terms, or to reduce the size of the Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1995, the Company's Board of Directors held four meetings. Also, there are five committees of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and func-tions are discussed below.

  Each incumbent director attended during 1995 at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the individual director served.

  The Audit Committee is presently comprised of three directors: Carl E. Reichardt (Chairman), Magdalena Averhoff, M.D. and Donald S. MacNaughton, none of whom are officers or employees of the Company. The functions of this Com-mittee include review of the programs of the Company's internal auditors, the results of their audits, and the adequacy of the Company's system of internal controls and accounting practices. In addition, the Committee reviews the scope of the annual audit by the Company's independent auditors prior to its commencement and reviews the types of services for which the Company retains independent auditors. In 1995, this Committee met three times.

  The Compensation Committee is presently comprised of four directors: William
T. Young (Chairman), Charles J. Kane, Frank S. Royal, M.D. and Robert D. Wal-ter, none of whom are officers or employees of the Company. Responsibilities of this Committee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of op-tions and other benefits under the Company's employee benefit plans and gen-eral review of the Company's employee compensation policies. In 1995, this Committee met one time.

  The Executive Committee is presently comprised of three directors: Thomas F. Frist, Jr., M.D., R. Clayton McWhorter and Richard L. Scott. This Committee has the authority to exercise all of the powers of the full Board of Direc-tors, with certain exceptions relating to major corporate matters. This Committee is available to review with members of management cer-tain areas of the Company's operations and to act when it is impractical to assemble the entire Board for a meeting. In 1995, this Committee did not meet.

  The Investment Committee is presently comprised of three directors: T. Michael Long (Chairman), John W. Landrum and Rodman W. Moorhead, III, none of whom are officers or employees of the Company. The functions of this Committee are to establish guidelines for and to analyze the investment performance de-cisions of the various funds, assets and portfolios of the Company. In 1995, this Committee met one time.

  The Nominating Committee is presently comprised of four directors: Richard
L. Scott (Chairman), Thomas F. Frist, Jr., M.D., John W. Landrum and William
T. Young. Until September 1, 1996, this Committee will have the exclusive power to nominate persons on behalf of the Board of Directors to serve as di-rectors of the Company. The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders. Directors are selected on the basis of their demonstrated broad knowledge, experience and ability in their chosen endeavors and, most importantly, on the basis of their ability to represent the interests of the stockholders. Recommendations by stockholders for such nominees, which must include biographical information and the pro-posed nominee's written consent to nomination, must be made in writing to the Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made). In 1995, this Committee did not meet.

  In connection with the formation of joint ventures with the Sisters of Char-ity of St. Augustine Health System, Inc. (the "Sisters of Charity") concerning four hospitals, the Company agreed to nominate for election to the Board of Directors a nominee selected by the Sisters of Charity that is acceptable to the Company. The Company's obligation is a six-year commitment and expires un-der certain circumstances. The Nominating Committee has agreed to nominate Sister Judith Ann Karam, CSA, R.Ph. as a Class III director.

  Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quo-rum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of di-rectors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority or broker non-vote) have no impact in the election of directors, except to the extent the failure to vote for the indi-vidual results in another individual receiving a larger number of votes.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a regis-tered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and pro-vide the Company with copies of such reports. Based solely on its review of the copies of such forms received by it, or written representations from cer-tain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year all filing requirements ap-plicable to its officers, directors, and greater than ten-percent stockholders were complied with, with the exception that two directors filed untimely re-ports on transactions in the Company's Common Stock as follows: Darla D. Moore, one report regarding eight transactions that took place in her spouse's account while out of the country; and Thomas F. Frist, Jr., M.D., two reports regarding two inadvertent investments in a professionally managed (investment) account. The transactions were subsequently reported on Form 5.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly com-pensated executive officers, based on salary and bonus earned during 1995.

                                                                             LONG TERM COMPENSATION
                                                                       ----------------------------------
                                          ANNUAL COMPENSATION                  AWARDS           PAYOUTS
                                 ------------------------------------- ---------------------- -----------
                                                         OTHER ANNUAL   RESTRICTED   OPTIONS/              ALL OTHER
   NAME AND PRINCIPAL     FISCAL                         COMPENSATION      STOCK       SARS      LTIP     COMPENSATION
       POSITIONS           YEAR  SALARY ($) BONUS ($)(1)    ($)(2)     AWARDS ($)(3)  (#)(4)  PAYOUTS ($)    ($)(5)
   ------------------     ------ ---------- ------------ ------------- ------------- -------- ----------- ------------
Richard L. Scott........   1995   858,000        -         356,805       870,000     150,000        -         9,039
 President and Chief       1994   599,000     520,000      107,272         -         150,000        -         9,240
 Executive Officer         1993   371,000     350,000            -         -          60,000        -         5,396
David T. Vandewater.....   1995   533,000     204,000      164,751       273,000     100,000        -         8,945
 Chief Operating Officer   1994   425,000     360,000            -     2,404,000(6)  125,000        -         9,240
                           1993   318,000     300,000            -     3,004,000(7)   50,000        -         5,396
Thomas F. Frist,
 Jr., M.D...............   1995   419,000        -          82,966       363,000     100,000        -        15,009
 Vice Chairman of the      1994   633,000     500,000            -         -            -           -         7,500
 Board(8)                  1993      -           -               -         -            -           -             -
Donald E. Steen.........   1995   507,000      21,000            -        83,000      40,000        -        11,146
 President--               1994   165,000     223,000            -         -            -           -          -
 Western Group(9)          1993      -           -               -         -            -           -          -
R. Clayton McWhorter....   1995   453,000     203,000    2,452,000(11)     -            -           -        8,442
 Chairman of               1994      -           -               -         -            -           -          -
 the Board(10)             1993      -           -               -         -            -           -          -

- --------
 (1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the following fiscal year. The exec-utive officers have the option to take all or part of their bonus in shares of restricted stock at a 25% discount from the fair market value on the date of grant, which is reflected in the Restricted Stock Awards column.
 (2) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer. Other compensation con-sists principally of relocation expenses and, to a lesser extent, Company provided transportation.
 (3) Except as noted, represents the fair market value on the date of grant of shares of restricted stock granted in lieu of all or a portion of a cash bonus.
 (4) Options to acquire shares of the Common Stock.
 (5) Consists of the Company contributions to the Company's Savings and In-vestment Plan, Money Purchase Plan and Stock Bonus Plan.
 (6) On September 15, 1994, Mr. Vandewater received 57,249 restricted shares of the Common Stock (50% vesting on September 15, 1995 and 50% vesting on September 15, 1996) pursuant to the 1992 Stock and Incentive Plan. On such date, the value of such shares was $2,404,458, which the Company is recording as compensation expense upon vesting.
 (7) On October 11, 1993, Mr. Vandewater received 109,237 shares of the Common Stock, in a transfer from Richard L. Scott, the President and Chief Exec-utive Officer of the Company. On such date, the value of such shares was $3,004,018, which the Company recorded as compensation expense. The shares were transferred to Mr. Vandewater as an incentive for his contin-ued commitment to the Company.
 (8) Dr. Frist's employment by the Company commenced February 10, 1994.
 (9) Mr. Steen's employment by the Company commenced September 16, 1994.
(10) Mr. McWhorter's employment by the Company commenced April 24, 1995.
(11) Includes $2,400,000 paid in lieu of severance payments.

OPTION GRANTS DURING 1995 FISCAL YEAR

  The following table provides information related to options granted to the named executive officers during fiscal 1995.

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                           ANNUAL RATES
                                                                          OF STOCK PRICE
                                                                           APPRECIATION
                          INDIVIDUAL GRANTS                             FOR OPTION TERM(1)
- --------------------------------------------------------------------- -----------------------
                                   % OF TOTAL
                         OPTIONS/ OPTIONS/SARS
                           SARS    GRANTED TO  EXERCISE OR
                         GRANTED  EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                      (#)(2)  FISCAL YEAR   ($/SH)(3)   DATE(4)   0%   5% ($)    10% ($)
- ----                     -------- ------------ ----------- ---------- --- --------- ---------
Richard L. Scott........ 150,000      2.3%       40.125      2/9/05     - 3,785,160 9,592,337
David T. Vandewater..... 100,000      1.5%       40.125      2/9/05     - 2,523,440 6,394,892
Thomas F. Frist, Jr.,
 M.D.................... 100,000      1.5%       40.125      2/9/05     - 2,523,440 6,394,892
Donald E. Steen.........  40,000      0.6%       40.125      2/9/05     - 1,009,376 2,557,957
R. Clayton McWhorter....    -          -            -          -        -     -         -

- --------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, nontransferability or vesting over periods of up to five years.
(2) Options to acquire shares of the Common Stock. Each executive officer re-ceived a single grant of options during the fiscal year.
(3) The option exercise price may be paid in shares of the Common Stock owned by the executive officer, in cash, or a combination of the foregoing.
(4) The ten-year options become exercisable with respect to 25% of the shares covered thereby on the second, third, fourth and fifth anniversary dates following the date of grant. The exercise price was equal to the fair mar-ket value of the Common Stock on the date of grant.

OPTION EXERCISES DURING 1995 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during the 1995 fiscal year and the number and value of options held at fiscal year end. The Company has not issued stock apprecia-tion rights or warrants to its executive officers.

                                                                                     VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS/SARS              OPTIONS/SARS
                                                               AT FY-END (#)           AT FY-END ($)(2)
                                                         ------------------------- -------------------------
                          SHARES ACQUIRED      VALUE
NAME                     ON EXERCISE (#)(1) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ------------------ ------------ ----------- ------------- ----------- -------------
Richard L. Scott........         -               -          77,500      332,500     2,534,375    4,465,625
David T. Vandewater.....         -               -         100,834      254,166     2,038,557    3,383,318
Thomas F. Frist, Jr.,
 M.D....................         -               -         26,250       126,250      825,825     1,888,325
Donald E. Steen.........         -               -         127,743       40,000     3,144,046      425,000
R. Clayton McWhorter....      520,067        11,031,917    359,171         -        8,936,394        -

- --------
(1) Except as noted in the table, the named executive officers did not exer-cise any stock options during 1995.
(2) The closing price for the Common Stock as reported by the New York Stock Exchange, Inc. on December 29, 1995 was $50.75. Value is calculated on the basis of the difference between the option exercise price and $50.75 mul-tiplied by the number of shares of Common Stock underlying the option.

DIRECTORS' COMPENSATION

  Prior to September 1, 1993, the Company's policy for compensating directors who were not employees of the Company was to pay each director $1,250 for each regular Board of Directors meeting which was attended. In addition, the Colum-bia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors on November 12, 1992, which provided for the grant of an initial option for 3,000 shares of the Com-mon Stock upon election to the Board of Directors (or adoption of the plan), with the subsequent grant for 2,000 shares each year thereafter that the di-rector served on the Board (following the Annual Meeting of Stockholders). The policy for compensating directors was revised on September 9, 1993 and Febru-ary 10, 1994, in connection with the addition of new directors from Galen Health Care, Inc. ("Galen") and HCA. The current policy provides that outside directors are paid an annual retainer of $26,000 for serving on the Board of Directors, a fee of $1,000 per Board meeting attended and reimbursement of ex-penses incurred relating to attendance at meetings. In addition, committee chairpersons receive $1,000 per committee meeting attended, and all other com-mittee members receive a fee of $500 per committee meeting attended, in both cases payable only with respect to committee meetings which are not held in conjunction with a meeting of the Board of Directors. On February 10, 1994, the Directors Plan was amended to provide that new directors will receive an initial option to acquire shares of Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggregate ex-ercise price equal to two times the outside director's annual retainer fee then in effect, but in no event more than 3,000 shares. Following each suc-ceeding annual meeting, each outside director who continues in office will re-ceive an option to acquire shares of the Common Stock (exercisable at the shares' fair market value on the date of grant of the option) having an aggre-gate exercise price equal to the outside director's annual retainer fee then in effect, but in no event more than 2,000 shares. Finally, for directors who were former directors of Galen, the Company matches, on an annual basis, up to $20,000 in charitable contributions, and such directors are eligible to par-ticipate in the Company's self-funded medical and dental plans.

EMPLOYMENT AND SEVERANCE PAY AGREEMENTS

  Medical Care America, Inc., a wholly-owned subsidiary of the Company, en-tered into an employment agreement with Donald E. Steen on November 15, 1993. The employment agreement has an initial term through November 15, 1996. The base salary for Mr. Steen was $507,000 in 1995. Bonuses must be recommended and approved by the Board of Directors of the subsidiary. The agreement also provides for severance payments based on Mr. Steen's base salary at the time of termination plus a bonus (payable monthly on a pro rata basis) at a rate equal to the average annual bonuses paid to Mr. Steen for the two calendar years preceding termination for a period of 24 months following termination or until November 15, 1996, whichever is earlier. Mr. Steen's employment agree-ment may only be terminated if approved by the affirmative vote of 75% of the Board of Directors of the subsidiary. The employment agreement of Mr. Steen provides for automatic renewal for two years, unless either the Company or the employee gives at least 60 days prior written notice of non-renewal.

  The Company entered into a two-year employment agreement with R. Clayton Mc-Whorter commencing April 24, 1995 and ending April 24, 1997. Under the employ-ment agreement, Mr. McWhorter is currently entitled to an annual base salary of $600,000, subject to increases by the Compensation Committee, and is eligi-ble to participate in all executive compensation and employee benefit plans or programs applicable to senior management employees of the Company, including such incentive bonuses as the Compensation Committee may determine from time to time. Under the employment agreement, Mr. McWhorter's employment may be terminated by the Company for cause, in which event the Company's obligation to pay Mr. McWhorter's salary after termination would cease. In the event Mr. McWhorter becomes disabled or dies during the term of the employment agreement, the Company could terminate his employment and pay to him or his estate, as the case may be, disability or death benefits, equal to his salary then in effect, until the later of (i) April 24, 1997 or
(ii) one year from the date of such termination. In addition, the Company paid Mr. McWhorter $2,400,000 and accelerated the vesting on 20,115 shares of re-stricted stock on July 1, 1995, to terminate a severance protection agreement that Mr. McWhorter had with Healthtrust, Inc. -- The Hospital Company. The payment was in lieu of any other severance or termination payment to which Mr. McWhorter would otherwise be entitled.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Decisions on compensation of the Company's executives are made by the Com-pensation Committee (the "Compensation Committee") of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee direc-tor. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates. Responsibilities of the Compensation Committee include approval of compensation arrangements for exec-utive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and gen-eral review of the Company's employee compensation policy. Pursuant to certain rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a re-port submitted by the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

  The Compensation Committee believes the most effective executive compensa-tion program aligns the interests of stockholders and executives. The Company's primary objective is to provide quality health care while enhancing long-term stockholder value. The Compensation Committee is committed to a strong, positive link between the Company's strategic business goals and its compensation and benefit goals. The Company does not generally have contrac-tual agreements of employment with executive officers. The Company provides its executive officers with a minimal number of perquisites.

  The Company's executive compensation program is consistent with the Company's overall compensation philosophy for all management levels. The Com-pensation Committee believes that the greater the number of employees aligned with the overall Company objectives, the greater the common focus and ultimate success on both a short-term and long-term basis. To support this philosophy, substantially all of the Company's employees will be afforded the opportunity to participate in one or more of the Company's stock-based compensation plans.

  The Company's executive compensation program has been designed to support the objective of creating stockholder value by:

  . Directly aligning the interests of executives with the long-term inter-ests of stockholders by making stock appreciation over the long run the cornerstone of executive compensation through award opportunities that can result in the ownership of substantial amounts of the Common Stock.

  . Providing compensation opportunities that create an environment that at-tracts and retains talented executives on a long-term basis.

  . Emphasizing pay for performance by having a meaningful portion of execu-tive compensation "at-risk".

  . Appropriately balancing the Company's short-term and long-term business and financial and strategic goals.

  At present, the Company's executive compensation program is comprised of three components: base salary, annual cash incentive (bonus) and long-term in-centive opportunity in the form of non-qualified stock options. The Company also has a program which allows the officers of the Company (including the ex-ecutive officers) to use all or a portion of their annual cash incentive bonus to purchase shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant. Two of the three components of the Company's executive compensation (the annual incentive bonus and the long-term stock-based incentive) are directly related to actual individual business unit and overall Company performance, as ex-plained below. In addition, the greater the person's responsibility in his po-sition with the Company, the greater the mix of compensation shifts to reli-ance on the value of the Common Stock through the grant of stock options. The annual executive pay targets (base salary plus incentives) are designed to be market competitive with U.S. corporations having similar revenues (or at the same relative size if a business unit is applicable) when (but only when) the Company or the individual business units meet or exceed their operating tar-gets.

BASE SALARY

  The base salaries of the Company's five highest paid executives are listed in the Summary Compensation Table found under "Executive Compensation" in this Proxy Statement. These salaries are evaluated annually. In determining appro-priate salary levels and salary increases, the Compensation Committee consid-ers level of responsibility, individual performance, internal equity and ex-ternal pay practices. In this latter regard, the Compensation Committee at-tempts to set base salaries of all executive officers at a level which is be-low the "market" rate, as determined from information gathered by the Company from independent compensation consulting firms.

  The Compensation Committee increased the base salaries of the named execu-tive officers during the last fiscal year based upon an evaluation of each ex-ecutive's performance. The base salary of Thomas F. Frist, Jr., M.D. was re-duced to reflect a change in his role with the Company. The Compensation Com-mittee considered the success of the executive officers in developing and exe-cuting the Company's strategic plans, developing management employees and ex-ercising leadership. The Compensation Committee also considered the Company's recent growth in assets and revenues. Based upon information provided by man-agement, the Compensation Committee believes that executive officer base sala-ries for 1995 were in line with the average salaries paid by other comparable healthcare companies, including the companies included in the Standard & Poor's Hospital Management Composite Index (the "Hospital Index").

ANNUAL INCENTIVES

  Annual incentive (bonus) award opportunities at the Company are designed to:

  . Focus management attention on key operational goals deemed important for the upcoming fiscal year.

  . Support the Company's strategic goal for consistent growth by highlight-ing corporate and business unit earnings as the main performance measure affecting incentive bonus payments.

  . Tie management's interests to the stockholders' interests by condition-ing the targeted bonus on the attainment of earnings per share goals.

  The amounts individual executives may earn under the incentive plan is de-pendent upon the individual's position, responsibility and ability to impact the Company's financial success. Annual bonuses are designed to provide com-petitive incentive pay only for meeting or exceeding budgeted financial per-formance.

  The Columbia/HCA Healthcare Corporation Annual Incentive Plan (the "Incen-tive Plan") determines bonus levels. The Incentive Plan provides for targeted bonuses equal to 80% of base salaries for the Vice Chairman, the Chief Execu-tive Officer and the Chief Operating Officer, and 50% of base salaries for other executive officers, contingent in all cases upon the Company's achieve-ment of certain earnings per share criteria. Generally, the targeted bonus amount is comprised of two components, an earnings per share component and a discretionary component. In 1995, the earnings per share component comprised 75% of the target bonus, and was contingent upon the Company meeting its bud-geted earnings per share level. The discretionary component comprised 25% of the target bonus, and was determined by the Compensation Committee based upon the executive's accomplishment of certain goals and objectives. The bonuses for the Vice Chairman, the Chief Executive Officer and the Chief Operating Of-ficer were dependent upon the Company meeting its budgeted earnings per share level. The maximum bonus for executive officers under the Incentive Plan is the target bonus.

  In 1995, the Compensation Committee awarded all executive officers a bonus of 90% of the earnings per share component. The Company did not achieve its earnings per share goal of $2.95 per share; its earnings per share were $2.90. Because the Company's earnings per share increased 21% in 1995 over 1994, how-ever, the Compensation Committee made a partial award of the earnings per share component. The award also acknowledges that the $2.95 goal was a "stretch" goal. The Compensation Committee has amended the Incentive Plan to reduce the earnings per share component from 75% to 50%, and increase the dis-cretionary component from 25% to 50%.

  The Columbia/HCA Healthcare Corporation 1995 Management Stock Purchase Plan (the "Management Plan") allows the officers of the Company (including the ex-ecutive officers) to use all or a portion of their annual cash incentive bonus to purchase shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant. The restricted period for restricted shares granted under the Management Plan will generally be three years from the date of grant. If employment is terminated during the restricted period, then, subject to certain exceptions, the partic-ipant will receive a cash payment equal to the lesser in value of (i) the re-stricted shares at their then-current fair market value or (ii) the aggregate amount of the annual cash bonus applied to the receipt of all restricted shares held by the participant. Any additional value is forfeited.

LONG-TERM INCENTIVES

  The Company's only current long-term incentive compensation is non-qualified stock options which are directly related to improvement in long-term stock-holder value.

  Stock option grants provide an incentive that focuses the executive's atten-tion on managing the Company from the perspective of an owner with an equity stake in the business. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the stockholders.

  Specifically, the option grants to executive officers provide the right to purchase shares of Common Stock at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable only over a period of time, generally one to five years, usually with no options vesting until at least one year after grant. The number of shares covered by each grant re-flects the executive's level of responsibility and past and anticipated con-tributions to the Company.

  Options to purchase 390,000 shares of the Common Stock were granted to the named executive officers in 1995 with an exercise price equal to the fair mar-ket value of the underlying Common Stock on the date of grant. The options vest cumulatively in four annual installments of 25% beginning on the second anniversary date of the grant and expire ten years af-ter the date of grant. The Compensation Committee granted this number of op-tions based on its judgment that this number is appropriate considering the executive officers' actual and potential contribution to the Company. The as-sessment of actual and potential contribution was based on the Compensation Committee's evaluation of each executive officer's ability, skills, efforts and leadership. In determining the number of options to grant to the named ex-ecutive officers, the Compensation Committee did not consider outstanding stock options, but did consider the other items of compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Securities and Exchange Commission regulations require all corporate Compen-sation Committees to disclose the bases for the compensation of a corpora-tion's chief executive officer relative to such corporation's performance.

  Richard L. Scott, an original founder of the Company in 1987, is eligible to participate in the same executive compensation plans available to the other senior executive officers which are described above. The Compensation Commit-tee's general approach in setting Mr. Scott's target annual compensation is to seek to be competitive with other large U.S. corporations with similar reve-nues, but also to have a large percentage of his target compensation based upon specific corporate-wide operating performance criteria.

  Consistent with the executive compensation policy and components described above, the Compensation Committee determined the salary, bonus and stock op-tions received by Richard L. Scott, the President and Chief Executive Officer of the Company, for services rendered in 1995. Mr. Scott's base salary was set at $900,000. Based on information provided by management, the Compensation Committee believes that this base salary was comparable to the base salaries paid to chief executive officers of other publicly held healthcare companies, including those companies included in the Hospital Index. Mr. Scott also earned a $648,000 bonus, which he elected to convert into restricted stock pursuant to the Management Plan. The Compensation Committee awarded Mr. Scott 90% of his eligible bonus due to the 21% increase in earnings per share in 1995 over 1994. Since the Company did not achieve its performance-based tar-get, however, the bonus granted to Mr. Scott may not be deductible by the Com-pany. The Compensation Committee was aware of the probable tax treatment at the time it made the award. Mr. Scott also received options to purchase 125,000 shares of the Common Stock. The Compensation Committee determined the number of options granted to Mr. Scott based on its subjective evaluation of Mr. Scott's abilities, skills, efforts and leadership. Based on information provided by management and derived from publicly available data, the Compensa-tion Committee believes that the number of options granted to Mr. Scott is comparable to the number of options granted to the chief executive officers of other healthcare companies, including those in the Hospital Index.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), generally provided that, commencing in 1994, compensation paid by publicly-held corpora-tions to the chief executive officer and the four most highly paid senior ex-ecutive officers in excess of $1 million per year per executive will be de-ductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by the stockholders of the Company. Compensation as defined by the Budget Act includes, among other things, base salary, incen-tive compensation and gains on stock option transactions. The Company estab-lishes individual compensation based primarily upon Company performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Company believes it has performed the necessary steps to qualify the Company's performance-based compensation plans for tax deductibility.

  The foregoing report is submitted by all of the members of the Compensation Committee of the Company's Board of Directors whose members are as follows:

                          William T. Young (Chairman)
                                Charles J. Kane
                              Frank S. Royal, M.D.
                                Robert D. Walter

  The foregoing report of the Compensation Committee shall not be deemed in-corporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specif-ically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1995, the members of the Compensation Committee were responsi-ble for determining executive compensation and stock option grants to execu-tive officers. The following directors currently serve on the Compensation
Committee: William T. Young, Charles J. Kane, Frank S. Royal, M.D. and Robert
D. Walter. Richard L. Scott, the President and Chief Executive Officer of the Company, submitted recommendations to the Compensation Committee concerning key executive officer compensation, but did not participate in deliberations regarding the compensation of such key executive officers.

  On November 12, 1992, the Board of Directors of the Company adopted the Co-lumbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan"), which provides for option grants to non-employee di-rectors, including those directors that serve on the Compensation Committee. The stockholders of the Company approved the adoption of the Directors Plan on May 20, 1993. See "Directors' Compensation" above.

  Mr. Robert D. Walter, the Chairman, Chief Executive Officer and a principal stockholder of Cardinal Health, Inc., became a member of the Board of Directors of the Company on September 1, 1993. Mr. Walter is a member of the Compensation Committee. Cardinal Health, Inc. supplies therapeutic plasma products to certain of the Company's subsidiaries. During the year ended December 31, 1995, the Company's subsidiaries purchased approximately $530,000 in supplies from Cardinal Health, Inc., which accounted for less than 1/10 of 1% of Cardinal Health, Inc.'s revenues for the same period.

COMPANY STOCK PERFORMANCE

  The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this in-formation by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares the cumulative total stockholder return on the Company's Common Stock for the past five years, with the cumulative total re-turn of companies on the Standard & Poor's 500 Index (S&P 500 Index) and the Standard & Poor's Hospital Management Index (S&P Hospital Index) over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Hospital Index on December 31, 1990 and reinvestment of all dividends).

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                     COMPARISON OF CUMULATIVE TOTAL RETURNS



                             [GRAPH APPEARS HERE]

               Columbia/HCA         S&P 500 Index     S&P Hospital Index
12/31/90         100.00                100.00              100.00
12/31/91         144.68                130.48               88.51
12/31/92         180.85                140.46               68.82
12/31/93         282.46                154.62              103.73
12/31/94         311.94                156.66              110.21
12/31/95         434.90                215.54              154.00

                             CERTAIN TRANSACTIONS

  T. Michael Long, co-manager of The 1818 Fund, L.P. (the "Fund"), became a member of the Board of Directors of the Company on March 18, 1991, in connec-tion with the Fund's purchase of a $40 million principal amount 9% Subordi-nated Mandatory Convertible Note due June 30, 1999 (the "9% Note"). The 9% Note was converted into Common Stock at a conversion price of $18.50 per share in two separate transactions on June 16 and July 1, 1994. The Company also is-sued a warrant to purchase 400,000 shares of Common Stock (the "Warrant") to the Fund. The Warrant is exercisable at any time prior to March 31, 1998, at an exercise price of $20.00 per share, subject to adjustment to prevent dilu-tion in the event of stock splits, recapitalizations and reorganizations. The Fund was also granted certain incidental and demand registration rights by the Company with respect to the shares of Common Stock issuable upon conversion of the 9% Note and exercise of the Warrant (the "Registrable Securities"). As a result, the Fund is entitled to notice of any registration statement filed by the Company on Form S-1, S-2, or S-3 with respect to the registration of shares of Common Stock (other than registration of shares to be issued in ex-change for partnership interests), and the Company is required, subject to certain limitations, to use its best efforts to include the Registrable Secu-rities in such registration at the Company's expense. The registration rights granted to the Fund may, in certain transactions, adversely affect the market price of the Common Stock and limit the Company's ability to raise capital through the public markets.

  See "Compensation Committee Interlocks and Insider Participation" concerning certain other transactions between the Company and certain executive officers, directors and principal stockholders of the Company.

                             SELECTION OF AUDITORS

  As a result of the merger involving the Company and HCA, management re-quested proposals on March 3, 1994 from two independent public accounting firms, Coopers & Lybrand (the Company's then current independent accountants) and Ernst & Young LLP (formerly the independent accountants for HCA), to pro-vide audit services in connection with the Company's consolidated financial statements. The Audit Committee of the Board of Directors, upon review of the proposals and discussions with each firm, recommended the selection of Ernst & Young LLP to the Board of Directors. The Board of Directors selected Ernst & Young LLP as the Company's principal independent accountants.

  The Company did not contact Ernst & Young LLP during its two prior fiscal years, or any subsequent interim period regarding (a) the application of ac-counting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consoli-dated financial statements, or (b) any matter that was the subject of a dis-agreement. Prior to its engagement, Ernst & Young LLP was neither asked for nor had it expressed any opinion on any accounting issues concerning the Com-pany.

  There were no disagreements with Coopers & Lybrand during the fiscal year ended December 31, 1993, or any subsequent interim period, on any matters in-volving accounting principles or practices, financial statement disclosure or auditing scope or procedures. The report of Coopers & Lybrand for the fiscal year ended December 31, 1993, or any subsequent interim period, did not con-tain an adverse opinion, disclaimer of opinion, qualification, or modification as to uncertainty, audit scope or accounting principles.

  The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the Company, has ap-pointed Ernst & Young LLP, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1996. Ernst & Young LLP has served as the Company's independent auditors since 1994. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION
                         1992 STOCK AND INCENTIVE PLAN

  The Columbia Hospital Corporation 1992 Stock and Incentive Plan (the "1992 Plan") was adopted by the Company's Board of Directors on March 3, 1992 and approved by the stockholders on May 28, 1992. The 1992 Plan was amended effec-tive May 12, 1994 to increase the number of authorized shares thereunder from 2,000,000 shares to 20,000,000 shares. The Board of Directors has determined that it is in the best interests of the Company to amend the 1992 Plan (a) by increasing the number of authorized shares thereunder from 20,000,000 shares to 40,000,000 shares and (b) to change the name of the 1992 Plan to the Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan. The 1992 Plan is intended to facilitate stock ownership and increase the interest of employees in the growth and performance of the Company.

  The 1992 Plan is administered by the Compensation Committee. The Compensa-tion Committee, by action of a majority of its members, has the authority to establish rules for administering and interpreting the 1992 Plan. The Board of Directors is authorized to terminate, amend or modify the 1992 Plan, except that stockholder approval is required for any amendment which would increase the number of shares available, decrease the minimum option price, extend the maximum option term, or materially modify the eligibility requirements for participation in the 1992 Plan.

  All full or part-time employees of the Company, its subsidiaries and its af-filiated partnerships are eligible to be participants in the 1992 Plan. At De-cember 31, 1995, the Company had approximately 240,000 employees. In addition, consultants and independent contractors providing valuable services to the Company, its subsidiaries and its affiliated partnerships are eligible to re-ceive nonqualified stock options under the 1992 Plan. The Compensation Commit-tee has the authority to select individuals to whom awards are granted and the timing of such awards. No person may be granted options during the life of the 1992 Plan in respect to more than an aggregate of 10% of the shares of Common Stock authorized from time to time under the 1992 Plan.

  Subject to adjustment as described below, a maximum of 40,000,000 shares of the Common Stock would be available for distribution under the 1992 Plan, as-suming the stockholders approve the proposed amendments to the 1992 Plan. If awards lapse, expire, terminate, or are cancelled prior to the issuance of shares, such shares will be available for new awards. The total number of shares which may be awarded is subject to adjustment to reflect capital changes. As of February 29, 1996, the 1992 Plan authorized 20,000,000 shares for issuance. On such date, there were options outstanding to purchase approx-imately 15,848,000 shares of the Common Stock, leaving only approximately 2,565,000 shares of the Common Stock available for awards under the 1992 Plan. The Board of Directors of the Company believes that the additional shares should provide sufficient shares under the 1992 Plan for at least three years.

  The 1992 Plan permits the granting of all or any of the following types of awards: (1) stock options, including both incentive stock options ("ISOs") (as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and options which do not qualify for special tax treatment ("nonqualified stock options"); and (2) restricted stock. The vesting of any award granted under the 1992 Plan may be conditioned upon the meeting of spec-ified performance crite-ria selected by the Compensation Committee. No award granted under the 1992 Plan may be assigned, transferred, pledged or otherwise encumbered by a par-ticipant, other than by will or by the laws of descent and distribution. Each award will be exercisable during the participant's lifetime only by the par-ticipant, or if permissible under applicable law, by the participant's guard-ian or legal representative.

  The purchase price per share of stock purchasable under any nonqualified stock option granted pursuant to the 1992 Plan will be determined by the Com-pensation Committee, but shall not be less than 50% of the fair market value of the stock on the date of the grant of such option. The Compensation Commit-tee has not granted any discounted stock options. The purchase price per share of stock purchasable under any ISO will also be determined by the Compensation Committee but shall not be less than 100% of the fair market value on the date of the grant. The term of each option shall be fixed by the Compensation Com-mittee and the options may be exercised at such time or times as determined by the Compensation Committee, but no ISOs will be exercisable after the expira-tion of ten years from the date the option is granted and no nonqualified op-tions will be exercisable after the expiration of 15 years from the date the option is granted. The fair market value of ISOs first exercisable in any one year as to any participant may not exceed $100,000.

  Options may be exercised by paying the purchase price and withholding taxes, if any, either in cash or, at the discretion of the Compensation Committee, in the stock of the Company or a combination of cash and stock of the Company. The Compensation Committee may, in its discretion, allow the optionee to de-liver a notice of exercise and sale of shares by a brokerage firm. The Commit-tee may include a provision in an option permitting the grant of a new option when payment of the exercise price upon exercise of an option is made in shares of Common Stock (an accelerated ownership option). If the participant's employment with the Company ceases during the term of an option because of se-rious misconduct, the option will terminate as of the date of the misconduct. If termination is due to the death or disability of a participant while in the employ of the Company, or the death of a participant within three months of termination of employment by the participant, the optionee, or his or her ben-eficiary, personal representative or guardian may exercise the option at any time, within a period determined by the Compensation Committee (not to exceed five years), to the extent of the full number of shares which the participant was entitled to purchase on the date of termination. If termination is for any reason other than the employee's serious misconduct, death or disability (such as, for example, retirement), the Compensation Committee will determine the appropriate period following termination in which the option may be exercised, provided such period will not exceed five years.

  The grant of an option under the 1992 Plan will not result in taxable income at the time of grant for the optionee or the Company. The optionee will not have taxable income upon exercising an ISO (except that the alternative mini-mum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will rec-ognize ordinary income in the amount by which the fair market value on the date of exercise exceeds the option price; the Company will be entitled to a deduction for the same amount. The tax treatment to an optionee of a disposi-tion of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally, there will not be a tax consequence to the Company in connection with the disposi-tion of shares acquired under an option, except that the Company may be enti-tled to a deduction in the case of a disposition of shares under an ISO before the applicable ISO holding periods have been satisfied.

  At the time of an award of restricted stock under the 1992 Plan, a restric-tion period will be established for each participant. During the restricted period, the restricted stock may not be transferred, encumbered or sold, un-less the Compensation Committee may otherwise determine.

The participant, as owner of such shares, will have the rights of a stockhold-er, including the right to receive cash dividends and the right to vote.

  Recipients of restricted stock are not required to provide consideration other than the rendering of services. Except as otherwise may be determined by the Committee, all shares are forfeited unless the participant remains in the continuous employment of the Company for the entire restricted period with re-spect to which the shares were granted.

  Stockholder approval of the amendments to the 1992 Plan is being sought in order to qualify the plan under Rule 16b-3 promulgated by the Securities and Exchange Commission as a stockholder approved plan. Once approved, grants of options will not be treated as purchases for purposes of the Section 16(b) short-swing profit rules. Management believes that the approval of the amend-ments to the 1992 Plan does not conflict with or impede the policy behind the short-swing profit provisions of the securities laws.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION 1992 STOCK AND INCENTIVE PLAN.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS

  Any proposals that stockholders of the Company desire to have presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day fol-lowing the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

ANNUAL REPORT

  The Company's 1995 Annual Report to Stockholders is being mailed to stock-holders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

ADDITIONAL INFORMATION

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEM-BER 31, 1995, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITH-OUT CHARGE BY WRITING TO COLUMBIA/HCA HEALTHCARE CORPORATION, INVESTOR RELA-TIONS DEPARTMENT, ONE PARK PLAZA, NASHVILLE, TENNESSEE 37203.

                                          By Order of the Board of Directors,

                                           /s/ John M. Franck II

                                               John M. Franck II
                                                   Secretary

Nashville, Tennessee
April 3, 1996

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                      COLUMBIA/HCA HEALTHCARE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Meeting") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), to be held at the offices of the Company, One Park Plaza, Nashville, Tennessee on May 9, 1996 at 1:30 p.m., Central Daylight Time, and the Proxy Statement in connection therewith (the "Proxy Statement") and (2) appoints R. Clayton McWhorter, David T. Vandewater and Stephen T. Braun, and each of them, his proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the
P undersigned, or with respect to which the undersigned is entitled to vote and act, at the Meeting and at any adjournment(s) or postponement(s)
R      thereof.

O          The undersigned directs that this proxy be voted as follows:
       1.  ELECTION OF DIRECTORS:
X          [_] FOR all nominees listed below     [_] WITHHOLD AUTHORITY to vote
               (except as marked to the              for all nominees listed
Y               contrary below)                      below
                 Thomas F. Frist, Jr., M.D., Sister Judith Ann Karam, CSA, R.Ph. and Richard L. Scott

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
        WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

       -------------------------------------------------------------------------
       2. APPROVAL OF AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION 1992
          STOCK AND INCENTIVE PLAN, AS DESCRIBED IN THE PROXY STATEMENT.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

       3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

       THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.


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- --------------------------------------------------------------------------------


       The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

       If one or more of the proxies named shall be present in person or by substitute at the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

       Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

                               Dated___________________________________  , 1996


                               ------------------------------------------------
                                           Signature of Stockholder


                               ------------------------------------------------
                                           Signature of Stockholder

                               Please date this proxy and sign your name ex-actly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guard-ian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

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